EXHIBIT 99.1

                  TALK AMERICA ANNOUNCES FOURTH QUARTER RESULTS
       SEQUENTIAL BUNDLED REVENUE GROWTH OF 16.4% FUELS TOP LINE INCREASE
                INCOME BEFORE ONE-TIME BENEFITS OF $14.5 MILLION
             FIFTH CONSECUTIVE QUARTER OF PROFITABILITY AND EARNINGS

RESTON, VA - February 4, 2003- Talk America (NASDAQ: TALK), an integrated communications provider, today announced financial results for the fourth quarter ended December 31, 2002.

Commenting on the quarter, Gabe Battista, Chairman and Chief Executive Officer of Talk America stated, "We are extremely pleased with our results for the fourth quarter. Our financials demonstrate the strength of our core local business and the continued hard work of all our employees in achieving our goals. We exceeded our guidance for the fourth quarter and look forward to a profitable 2003."

Key  operational  highlights  for  the  fourth  quarter:
     -  Total  revenue  of  $81.3  million,  an  increase  of  2.7% from Q3 2002
     -  Local  revenue  of  $51.8  million,  an  increase  of 16.4% from Q3 2002
     -  Billed  bundled  lines  of  333,000,  an  increase of 20.7% from Q3 2002
     -  Income  before  certain  one-time  benefits  of  $14.5  million
     -  Income  per  share  before  certain  one-time  benefits  of  $0.46
     -  Attained  positive  shareholders'  equity  of  $23.5  million
     -  Cash  balance  of  $33.6  million
     -  Retired  senior  credit  facility
     -  Repurchased  a  portion  of  12%  notes  and  8%  convertible  notes
     -  Restructured  8%  convertible  notes  due  2011
     -  Reversed  a  portion  of  the  deferred  tax  valuation  allowance
     -  Announced  common  share  repurchase  program

Mr. Battista continued, "I am pleased to report that we continued top line growth during the fourth quarter. The growth in total revenues was driven by our success in growing our bundled business, both in terms of new lines added and reduced turnover of existing customers. We continue to gain share in Michigan, with over 200,000 bundled lines at year end. We remain focused on replicating the success we've experienced in Michigan in our other core states."

Commenting on the regulatory environment, Mr. Battista added, "We have been actively involved in the FCC's triennial review of competition for local phone service. We believe that the FCC could render the substance of a decision as soon as February 13, 2003. While the FCC review will likely result in changes to the regulations currently in place, the impact of those changes on our business and financial results remains uncertain."

Effective October 15, 2002, the Company's stockholders approved a one-for-three reverse stock split of the Company's common stock. The reverse stock split has been reflected retroactively in the accompanying financial statements for all periods presented and all applicable references as to the number of common shares and per share information has been restated to reflect the reverse stock split.

Consistent with the recently adopted Regulation G by the SEC, the following table provides a reconciliation of EBITDA to the Generally Accepted Accounting Principles (GAAP) measure Operating Income:

        ($ in thousands)                    Q4 2002          2002
                                            -------         -------
        EBITDA                              $20,128         $71,917
        Less:
          Depreciation & Amortization         3,835          17,318
                                            -------         -------
        Operating Income                    $16,293         $54,599
                                            =======         =======

EBITDA refers to earnings before interest expense, taxes, depreciation and amortization.

Consistent with the recently adopted Regulation G by the SEC, the following table provides a reconciliation of Income Before One-Time Items to the GAAP measure Income (Loss) before Extraordinary Gains and Cumulative Effect of an Accounting Change:

    ($ in thousands)             Q4 2002      Q4 2001        2002        2001
                                 -------      -------       ------      ------
    Income (Loss)
     Before One-Time Items       $14,497      $6,083       $45,422     ($37,907)
    Plus:
     Recovery of
      Income Taxes                22,300                    22,300
    Less:
     Impairment and
      Restructuring Charges                     (603)                   170,571
                                 -------      -------       ------      -------
    Income (Loss) Before
     Extraordinary Gains and
     Cumulative Effect of
     an Accounting Change        $36,797      $6,686       $67,722    ($208,478)
                                 =======      =======      =======    =========

Fourth  Quarter  2002  Compared  to  Fourth  Quarter  2001
----------------------------------------------------------

Total sales for the fourth quarter 2002 were $81.3 million, compared with $97.6 million for the fourth quarter 2001. Bundled local revenues for the fourth quarter 2002 were $51.8 million as compared to $42.2 million for the fourth quarter 2001. Long distance revenues for the fourth quarter 2002 were $29.5 million as compared to $55.4 million for the fourth quarter 2001. Long distance revenues for the fourth quarter 2002 and 2001 included amortization of deferred revenue of $0.7 and $1.9 million, respectively, relating to a telecommunications services agreement that terminated in October 2002.

The Company reported positive EBITDA for the fourth quarter 2002 of $20.1 million. Network and line costs for the fourth quarter 2002 benefited from a credit of $0.4 million that the New York Public Service Commission mandated that Verizon New York provide Talk America in connection with a refund of certain UNE-P switching costs. The Company recorded an additional benefit of $2.1 million, which reduced bad debt expense in the fourth quarter 2002, due to better than expected collections experience in prior periods. The Company benefited from the favorable resolution of disputes with vendors in the normal course of business during the fourth quarter 2002. It is the Company's policy not to record credits from certain disputes until received.

Net income for the fourth quarter 2002 was $66.1 million, or $2.10 per share, compared with net income of $10.5 million, or $0.36 per share, for the fourth quarter 2001. The net income for the fourth quarter 2002 reflects extraordinary gains of $28.9 million due to the restructuring of the Company's 8% Convertible Notes due 2011, $1.6 million attributed to the repurchase of a portion of the Company's 12% Notes, and an extraordinary loss of $1.1 million related to the retirement of the Company's senior credit facility. In addition, the fourth quarter included $22.3 million from the reversal of a portion of the Company's deferred tax valuation allowance. During the fourth quarter 2001, the Company recorded an extraordinary gain of $3.8 million associated with the repurchase of a portion of its convertible bonds and recovery of restructuring charges recorded in previous quarters of $0.6 million. Income before one-time items for the fourth quarter 2002 was $14.5 million, or $0.46 per share, compared with income before one-time items of $6.1 million, or $0.21 per share, for the fourth quarter 2001.

The cash balance at the end of the fourth quarter decreased to $33.6 million from $41.1 million at the end of the third quarter 2002. The cash balance at the end of the fourth quarter includes the effects of repayment of the Company's senior credit facility of $13.8 million and repurchase of a portion of the 12% Notes and 8% Convertible Notes of $8.4 million. Capital expenditures for the fourth quarter 2002 were $1.8 million and capitalized software development costs were $0.7 million.

The fourth quarter of 2002 represented the fifth consecutive quarter of profitability for the Company. In the fourth quarter 2002, as part of its 2003 budgeting process, management evaluated the deferred tax valuation allowance and determined that a portion of this valuation allowance should be reversed, resulting in a non-cash deferred income tax benefit in the fourth quarter of $22.3 million. Beginning in 2003, the Company will record non-cash income taxes at a rate equal to the Company's combined federal and state effective rates.

On October 4, 2002, the Company retired its senior credit facility prior to its scheduled maturity. As a result of the retirement of this debt prior to maturity, the Company incurred a one-time, non-cash extraordinary charge to earnings of approximately $1.1 million in the fourth quarter of 2002 reflecting the acceleration of the amortization of certain deferred finance charges.

On December 23, 2002, the Company restructured its 8% Convertible Notes due 2011. The principal terms of the restructuring were as follows: the new maturity date will be September 19, 2006, the pay-in-kind interest option was eliminated and interest will be required to be paid entirely in cash, and the Company will be provided additional flexibility to purchase subordinated debt and common stock. As a result of the restructuring and the repurchase of $4.1 million of the 8% Convertible Notes due 2011, the Company recorded an extraordinary non-cash gain of approximately $28.9 million from the decrease in future accrued interest relating to the 8% Convertible Notes which was reflected as a $28.9 million reduction in long-term debt. In addition, the Company began recording interest expense associated with the 8% Convertible Notes on its income statement.

In January 2003, pursuant to the Company's previously announced share buyback program of $10 million or 2,500,000 shares, Talk America purchased 1,315,789 of its common shares from America Online, Inc. at a per share price of $3.80 (the average closing price for the five days ended January 15, 2003). The aggregate purchase price was approximately $5.0 million. The remaining shares authorized in the program may be purchased, from time to time, in the open market and/or in private transactions.

Fully diluted earnings per share for the quarter and year ended December 31, 2002, were determined based on revised guidance from the Company's auditors, which the Company has accepted, as to the determination of the number of fully diluted shares outstanding. Fully diluted earnings per share calculated on the basis of this revised guidance for the quarters ended December 31, 2001, March 31, 2002, June 30, 2002, September 30, 2002 were $0.36, $0.28, $0.30 and $0.42, respectively, and for the six months ended June 30, 2002 and the nine months ended September 30, 2002 were $0.58 and $1.00, respectively. There was no change in the Company's earnings or in basic earnings per share in any of these periods.

Year  ended  2002  Compared  to  Year  ended  2001
--------------------------------------------------

Total sales for the year ended 2002 were $317.5 million, compared with $488.2 million for the year ended 2001. Bundled local revenues for the year ended 2002 were $171.2 million as compared to $196.5 million for the year ended 2001. Long distance revenues for the year ended 2002 were $146.3 million as compared to $291.7 million for the year ended 2001. Long distance revenues for the year ended 2002 and 2001 included amortization of deferred revenue of $6.2 and $7.4 million, respectively, relating to a telecommunications services agreement that terminated in October 2002.

The Company reported positive EBITDA for the year ended 2002 of $71.9 million. Network and line costs for the year ended 2002 benefited from the Verizon New York credit of $1.7 million. For the year ended 2002, the Company recorded an additional benefit of $1.9 million, as a reduction to its bad debt expense, due to better than expected collections experience on outstanding accounts receivable at the year ended 2001. General and administrative expense benefited from the favorable settlement of litigation relating to an obligation with a third party of $1.7 million which amount was offset by an increase in legal reserves of $0.5 million. The Company benefited from the favorable resolution of disputes with vendors in the normal course of business during the year ended 2002. It is the Company's policy not to record credits from certain disputes until received.

Net income for the year ended 2002 was $97.1 million, or $3.15 per share, compared with a net loss of $224.7 million, or $8.51 loss per share, for the year ended 2001. The net income for the year ended 2002 reflects extraordinary gains of $28.9 million due to the restructuring of the Company's 8% Convertible Notes due 2011, $1.6 million due to the repurchase of a portion of the Company's convertible bonds, and an extraordinary loss of $1.1 million related to the retirement of the Company's senior credit facility. In addition, the year ended 2002 included $22.3 million from the reversal of a portion of the Company's deferred tax valuation allowance. The net loss for the year ended 2001 reflects a non-cash impairment charge of $168.7 million to write down the goodwill associated with the acquisition of Access One Communications, which was created by purchase accounting, restructuring charges of $1.9 million, extraordinary gains of $16.9 million related to restructuring of the certain obligations with America Online and $3.8 million associated with the repurchase of a portion of its convertible bonds. The net loss for the year ended 2001 also reflects a non-cash charge to operations of $36.8 million in connection with the adoption of Emerging Issues Task Force (EITF) Abstract No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock." Income before one-time items for the year ended 2002 was $45.4 million, or $1.48 per share, compared with loss before one-time items of $37.9 million, or $1.44 loss per share, for the year ended 2001.


Financial  Guidance
-------------------
The Company's operational and financial targets for the first quarter 2003 and the year ended 2003 are as follows:

          METRICS                   Q1 2003                   2003
                                    -------                   ----
    Billed Local Lines             380k -390k              525k-545k
    Long Distance Revenue          $24-$27 mm              $80-$90 mm
    Bundled Revenue                $57-$60 mm            $270-$280 mm
    Total Revenues                 $81-$87 mm            $350-$370 mm
    Net Income                     $4-$6 mm                $18-$22 mm

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which establishes the impairment approach rather than amortization for goodwill and indefinite-lived intangible assets. The Company completed the transitional assessment of goodwill and determined that the carrying amount of goodwill did not exceed the fair value. The impact of SFAS 142, on a pro-forma basis, would have resulted in an increase in net income for the three months ended December 31, 2001 by $0.8 million and decrease in the net loss for the year ended December 31, 2001 by $17.3 million for goodwill amortization expense.

Effective January 1, 2002, the Company adopted Emerging Issues Task Force (EITF) 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products." The adoption of this issue resulted in a reclassification of approximately $7.3 million from sales and marketing expenses to a reduction in net sales for the year ended December 31, 2001 attributed to direct marketing promotion check campaigns. The adoption of EITF 01-09 did not have a material effect on the Company's consolidated financial statements for the three months ended December 31, 2001 and the three months and year ended December 31, 2002.

The Company will hold a conference call to discuss these results beginning at 5:00 p.m. Eastern Time, Tuesday, February 4, 2003. The call can be accessed by dialing the following: US 800-621-5340, International 212-748-2718. Individual investors are invited to listen to the conference call over the Internet live at www.talk.com and www.streetevents.com. To listen to the live call, please go to the Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. In addition, a replay of the call will be available through 7:00 p.m. ET on February 11, 2003 by dialing the following: US 800-633-8284, International 402-977-9140. The reservation number for the replay is 21107626.


ABOUT  TALK  AMERICA
--------------------

Talk America is an integrated communications provider marketing a bundle of local and long distance services to residential and small business customers utilizing its proprietary "real-time" online billing and customer service platform. Talk America has added local service to its offerings, after ten years as a long distance provider. The Company delivers value in the form of savings, simplicity and quality service to its customers based on the efficiency of its low-cost, nationwide network and the effectiveness of its systems that interface electronically with the incumbent local phone companies. For further information, visit the Company online at: www.talk.com.

Please Note: Certain of the statements contained herein may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are identified by the use of forward-looking words or phrases, including, but not limited to, "estimates," "expects," "expected," "anticipates," "anticipated," and "targets." These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Forward-looking statements involve risks and uncertainties and the Company's actual results could differ materially from the Company's expectations. In addition to those factors discussed in the foregoing, important factors that could cause such actual results to differ materially include, among others, dependence on the availability and functionality of incumbent local telephone companies' networks as they relate to the unbundled network element platform, increased price competition for long distance and local services, failure of the marketing of the bundle of local and long distance services and long distance services under its agreements with its direct marketing channels and its various marketing partners, failure to manage the nonpayment of amounts due the Company from its customers from bundled and long distance services, attrition in the number of end users, failure or difficulties in managing the Company's operations, including attracting and retaining qualified personnel, failure of the Company to be able to expand its active offering of local bundled services in a greater number of states, failure to provide timely and accurate billing information to customers, failure of the Company to manage its collection management systems and credit controls for customers, interruption in the Company's network and information systems, failure of the Company to provide adequate customer service, and changes in government policy, regulation and enforcement and/or adverse judicial interpretations and rulings relating to regulations and enforcement, including but not limited to the FCC's Triennial Review.

For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in the Company's Annual Report on Form 10-K for the year-ended December 31, 2001, as amended by its Form 10-K/A filed April 12, 2002 and Form 10-Q for the quarter ended September 30, 2002 and any subsequent filings. The Company undertakes no obligation to update its forward-looking statements.

                         --Financial Tables To Follow--


                  TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                  (UNAUDITED)

                                                               FOR THE THREE MONTHS          FOR THE YEAR ENDED
                                                                ENDED DECEMBER 31,               DECEMBER 31,
                                                              -----------------------      -----------------------
                                                                 2002         2001             2002        2001
                                                               ---------   ----------      -----------  ----------
Sales                                                          $  81,254   $  97,598       $  317,507   $  488,158

Costs and expenses:
  Network and line costs                                          39,904      48,256          155,567      235,153
  General and administrative expenses                             13,344      17,954           53,510       82,202
  Provision for doubtful accounts                                    367      13,341            9,365       92,778
  Sales and marketing expenses                                     7,511       5,392           27,148       73,973
  Depreciation and amortization                                    3,835       5,140           17,318       34,390
  Impairment and restructuring charges                                --        (603)              --      170,571
                                                               ---------   ----------      -----------  ----------
     Total costs and expenses                                     64,961      89,480          262,908      689,067
                                                               ---------   ----------      -----------  ----------

Operating income (loss)                                           16,293       8,118           54,599     (200,909)
Other income (expense):
  Interest income                                                    320         132              802        1,220
  Interest expense                                                (2,146)     (1,447)          (9,087)      (6,091)
  Other, net                                                          30        (117)            (892)      (2,698)
                                                               ---------   ----------      -----------  ----------
Income (loss) before provision for income taxes                   14,497       6,686           45,422     (208,478)
Provision for income taxes                                       (22,300)         --          (22,300)          --
                                                               ---------   ----------      -----------  ----------
Income (loss) before extraordinary gains and cumulative
  effect of an accounting change                                  36,797       6,686           67,722     (208,478)
Extraordinary gains                                               29,340       3,781           29,340       20,648
Cumulative effect of an accounting change                             --          --               --      (36,837)
                                                               ---------   ----------      -----------  ----------
Net income (loss)                                              $  66,137   $  10,467        $  97,062    $(224,667)
                                                               =========   ==========      ===========  ==========
Income (loss) per share - Basic:
  Income (loss) before extraordinary gains and
     cumulative effect of an accounting change per share       $    1.35   $    0.25        $    2.48    $   (7.89)
  Extraordinary gains per share                                     1.07        0.14             1.08         0.78
  Cumulative effect of an accounting change per share                 --          --               --        (1.40)
                                                               ---------   ----------      -----------  ----------
  Net income (loss) per share                                  $    2.42    $   0.39        $    3.56    $   (8.51)
                                                               =========   ==========      ===========  ==========
  Weighted average common shares outstanding                      27,359      27,151           27,253       26,414
                                                               =========   ==========      ===========  ==========

Income (loss) per share - Diluted:
  Income (loss) before extraordinary gains and
     cumulative effect of an accounting change per share       $    1.17    $   0.23        $    2.20    $   (7.89)
  Extraordinary gains per share                                     0.93        0.13             0.95         0.78
  Cumulative effect of an accounting change per share                 --          --               --        (1.40)
                                                               ---------   ----------      -----------  ----------
  Net income (loss) per share                                  $    2.10    $   0.36        $    3.15    $   (8.51)
                                                               =========   ==========      ===========  ==========
  Weighted average common and common equivalent
     shares outstanding                                           31,506      29,426           30,798       26,414
                                                               =========   ==========      ===========  ==========


                  TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
              (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

                                                                            DECEMBER 31,      DECEMBER 31,
                                                                                2002              2001
                                                                           -------------     -------------
                                                                            (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents                                                  $   33,588       $   22,100
  Accounts receivable, trade (net of allowance for uncollectible
     Accounts of  $7,821 and $46,404 at December 31, 2002 and 2001,
     respectively)                                                               27,843           26,647
  Deferred income taxes                                                          17,500               --
  Prepaid expenses and other current assets                                       2,330            1,951
                                                                           -------------     -------------
       Total current assets                                                      81,261           50,698

Property and equipment, net                                                      66,915           75,879
Goodwill                                                                         19,503           19,503
Intangibles, net                                                                  7,379           10,169
Deferred income taxes                                                             4,800               --
Other assets                                                                      7,653            8,972
                                                                           -------------     -------------
                                                                             $  187,511       $  165,221
                                                                           =============     =============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable                                                           $   30,588       $   43,098
  Sales, use and excise taxes                                                    11,439            8,339
  Deferred revenue                                                                6,480           10,193
  Current portion of long-term debt                                                  61           10,544
  4.5% Convertible subordinated notes due 2002                                       --            3,910
  Accrued compensation                                                            5,609            1,108
  Other current liabilities                                                       9,013           10,081
                                                                           -------------     -------------
       Total current liabilities                                                 63,190           87,273
                                                                           -------------     -------------

Long-term debt:
  Senior credit facility                                                             --           12,500
  8% Convertible notes due 2006 (includes principal of $32,773 and
     future accrued interest of $30,982 at December 31, 2001)                    30,150           63,755
  12% Senior subordinated notes due 2007                                         65,970               --
  8% Convertible senior subordinated notes due 2007 (includes future
     accrued interest of $1,216 at December 31, 2002)                             4,038               --
  4.5% Convertible subordinated notes due 2002                                       --           57,934
  5% Convertible subordinated notes due 2004                                        670           18,093
  Other long-term debt                                                               27               88
                                                                           -------------     -------------
       Total long-term debt                                                     100,855          152,370
                                                                           -------------     -------------

Commitments and contingencies

Stockholders' equity (deficit):
  Preferred stock - $.01 par value, 5,000,000 shares authorized;
     no shares outstanding                                                           --               --
  Common stock - $.01 par value, 100,000,000 shares authorized;
     27,469,593 and 27,150,907 shares issued and outstanding at December
     31, 2002 and 2001, respectively                                                275              272
  Additional paid-in capital                                                    351,992          351,169
  Accumulated deficit                                                          (328,801)        (425,863)
                                                                           -------------     -------------
       Total stockholders' equity (deficit)                                      23,466          (74,422)
                                                                           -------------     -------------
                                                                             $  187,511       $  165,221
                                                                           =============     =============


                           TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES
                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                          (IN THOUSANDS)
                                           (UNAUDITED)

                                                                                YEAR ENDED
                                                                               DECEMBER 31,
                                                                       ----------------------------
                                                                          2002            2001
                                                                       -----------     ------------
Cash flows from operating activities:
  Net income (loss)                                                    $   97,062      $  (224,667)
  Reconciliation of net income (loss) to net cash provided by
    (used in) operating activities:
  Provision for doubtful accounts                                           9,365           92,778
  Depreciation and amortization                                            17,318           34,390
  Impairment and restructuring charges                                         --          168,684
  Cumulative effect of an accounting change for contingent redemptions         --           36,837
  Extraordinary gain from restructuring of contingent redemptions              --          (16,867)
  Extraordinary gain on restructuring of convertible debt                 (28,909)              --
  Extraordinary gain on redemption of debt                                   (431)          (3,781)
  Unrealized loss on increase in fair value of contingent redemptions          --            2,372
  Deferred income tax valuation reserve reversal                          (22,300)              --
  Gain on legal settlement                                                 (1,681)              --
  Loss on sale and retirement of assets                                       205              116
  Other non-cash charges                                                    1,026               77
  Changes in assets and liabilities:
    Accounts receivable, trade                                            (10,561)         (65,788)
    Prepaid expenses and other current assets                                (246)             808
    Other assets                                                            1,605              322
    Accounts payable                                                      (12,510)         (27,696)
    Deferred revenue                                                       (3,713)          (9,004)
    Sales, use and excise taxes                                             3,100              404
    Other liabilities                                                       2,568            5,418
                                                                       -----------     ------------
       Net cash provided by (used in) operating activities                 51,898           (5,597)
                                                                       -----------     ------------

Cash flows from investing activities:
  Capital expenditures                                                     (4,781)          (2,949)
  Capitalized software development costs                                   (2,501)          (1,406)
  Acquisition of intangibles                                                  (50)            (154)
                                                                       -----------     ------------
       Net cash used in investing activities                               (7,332)          (4,509)
                                                                       -----------     ------------

Cash flows from financing activities:
  Payments of borrowings                                                  (17,983)          (2,624)
  Repurchase of convertible debt                                          (14,691)          (1,227)
  Payments of capital lease obligations                                    (1,036)          (1,022)
  Payments in connection with restructuring contingent redemptions             --           (3,525)
  Exercise of stock options                                                   632               --
                                                                       -----------     ------------
       Net cash used in financing activities                              (33,078)          (8,398)
                                                                       -----------     ------------

Net increase (decrease) in cash and cash equivalents                       11,488          (18,504)
Cash and cash equivalents, beginning of period                             22,100           40,604
                                                                       -----------     ------------
Cash and cash equivalents, end of period                               $   33,588       $   22,100
                                                                       ===========     ============


                       SOURCE: Talk America Holdings, Inc.

                                      # # #
CONTACT  INFO:
David  G.  Zahka
Talk  America
Chief  Financial  Officer
215-862-6849
dzahka@talk.com